Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Another Record Quarter, Raises Full-Year Earnings Guidance

Accelerating benefits from 80/20 actions support transformation and progress towards long-term targets; strong Q1 results lead to upward revision to full-year earnings outlook

Racine, WI – August 2, 2023 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2023.

First Quarter Highlights:

•	Net sales of $622.4 million increased 15 percent from the prior year
•	Operating income of $66.5 million increased $40.9 million, or 160 percent, from the prior year
•	Adjusted EBITDA of $80.4 million increased $38.2 million, or 91 percent, from the prior year
•	Earnings per share of $0.85 compared to $0.27 in the prior year
•	Adjusted earnings per share of $0.85 compared to $0.32 in the prior year

Revised Fiscal 2024 Outlook:

•	Net sales up 6% to 11%
•	Adjusted EBITDA of $280 million to $295 million, an increase of 32% to 39% over the prior year

“This was an incredible quarter for Modine, with record revenue and significant margin expansion, as both segments exceeded expectations by driving strong growth and operational improvements,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The benefits of the 80/20 activities taken to transform our business are coming earlier than we originally planned, leading to our first quarter results being stronger than expected. In particular, I am extremely proud of the Performance Technologies team, who are embracing 80/20 principles to improve commercial terms while continuing to deliver value to our customers. The Data Center vertical also had a strong quarter, with orders materializing earlier than expected. We are still in the early stages of our transformation journey, with further opportunities for margin improvement while we invest for future growth in our most attractive markets.”

Financial Results

Net sales increased 15 percent in the first quarter to $622.4 million, compared with $541.0 million in the prior year. The increase was driven by sales volume improvements in both the Climate Solutions and Performance Technologies segments and favorable commercial pricing.

Gross profit increased 53 percent in the first quarter to $127.9 million and gross margin improved by 520 basis points to 20.6 percent, primarily due to the favorable impact of higher sales.

Selling, general and administrative (“SG&A”) expenses increased $5.1 million to $61.4 million in the first quarter, yet decreased by 50 basis points as a percentage of sales. The increase in SG&A expenses was primarily driven by higher compensation-related expenses, including higher incentive compensation driven by improved financial results.

Operating income in the first quarter was $66.5 million, compared to $25.6 million in the prior year. The increase was driven by higher gross profit as compared to the prior year. During the first quarter of fiscal 2024, the Company recorded $0.2 million of environmental charges. During the first quarter of fiscal 2023, the Company recorded $1.5 million of restructuring expenses and $1.2 million of environmental charges. Excluding restructuring expenses, environmental charges, and depreciation and amortization expense, adjusted EBITDA of $80.4 million increased $38.2 million, or 91 percent, compared with $42.2 million in the prior year.

Earnings per share was $0.85 in the first quarter, compared with $0.27 in the first quarter last year. Adjusted earnings per share was $0.85 in the first quarter, compared with adjusted earnings per share of $0.32 in the first quarter of the prior year. These improvements were primarily driven by higher gross profit on higher sales volume.

First Quarter Segment Review

•
Climate Solutions segment sales were $271.8 million, compared with $244.4 million one year ago, an increase of 11 percent. This increase was driven by higher sales of data center cooling products, partially offset by lower sales of heat transfer products and HVAC and refrigeration products. The segment reported gross margin of 25.4 percent, which was 480 basis points higher than the prior year, primarily due to higher sales volume. The segment reported operating income of $44.3 million, a 64 percent increase from the prior year. Adjusted EBITDA was $49.7 million, an increase of $17.3 million, or 53 percent, from the prior year.

•
Performance Technologies segment sales were $358.9 million, compared with $304.3 million one year ago, an increase of 18 percent. This increase primarily resulted from higher sales across all product groups as well as favorable commercial pricing, including favorable retroactive adjustments. The segment reported gross margin of 16.3 percent, up 550 basis points from the prior year. The margin improvement was primarily driven by the favorable impact of higher sales. The segment reported operating income of $32.0 million, a $24.6 million improvement compared to the prior year, primarily due to higher gross profit. Adjusted EBITDA was $40.1 million, an increase of $23.0 million, or 135 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the quarter ended June 30, 2023 was $41.7 million, an increase of $27.2 million compared to the prior year. Free cash flow for the quarter ended June 30, 2023 was $26.6 million, an increase of $22.5 million from the prior year. This increase was primarily due to the favorable impact of higher earnings, partially offset by unfavorable net changes in working capital, including higher payments for incentive compensation, as compared with the prior year. Cash payments for restructuring activities, environmental costs, and certain other items during the quarter ended June 30, 2023 totaled $2.7 million.

Total debt was $357.7 million as of June 30, 2023. Cash and cash equivalents at June 30, 2023 were $92.5 million. Net debt was $265.2 million as of June 30, 2023, a decrease of $20.4 million from the end of fiscal 2023.

Outlook

“Our performance in the first quarter exceeded our expectations, leading to a stronger outlook for the full fiscal year,” added Brinker. “In Performance Technologies, we have focused on improving commercial terms and have recaptured margin lost to material, labor, and overhead inflation over the past several years. In Climate Solutions, we have invested for growth in key markets such as data centers, which continues to drive significant value. We are maintaining a cautious stance on the second half of the year due to continued softness in certain end markets, but remain confident in our ability to execute on our strategic initiatives and deliver on our financial commitments as we build further momentum towards our transformation.”

Based on current exchange rates and market outlook, Modine provides its revised outlook for fiscal 2024:

Fiscal 2024	Current Outlook

Net Sales	+6% to 11%

Adjusted EBITDA	$280 to $295 million

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 3, 2023 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first quarter fiscal year 2024 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 3, 2023. A call-in replay will be available through midnight on August 10, 2023 at 877-660-6853, (international replay 201-612-7415); Conference ID# 13739421. The Company will post a transcript of the call on its website on or after August 8, 2023.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2023 and under Forward-Looking Statements in Item 7 of Part II of that same report. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, rising energy costs, along with supply chain challenges or supplier constraints, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, increases in interest rates or tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve, from regulatory and/or policy changes, including those related to tax and trade, climate change, COVID-19 or future public health threats, the military conflict in Ukraine and other matters, that have been or may be implemented in the U.S. or abroad; the overall health and pricing focus of our customers; our ability to successfully realize further anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, and product transfers; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2024 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure. The full-year fiscal 2024 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $23 to $25 million, a provision for income taxes of approximately $49 to $55 million, and depreciation and amortization expense of approximately $56 to $60 million. Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), impairment charges and certain other items. These expenses for the first three months of fiscal 2024 are presented on page 8. Estimates of these expenses and gains for the remainder of fiscal 2024 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2023	2022
Net sales	$622.4	$541.0
Cost of sales	494.5	457.6
Gross profit	127.9	83.4
Selling, general & administrative expenses	61.4	56.3
Restructuring expenses	-	1.5
Operating income	66.5	25.6
Interest expense	(5.9)	(4.1)
Other expense – net	(0.6)	(2.3)
Earnings before income taxes	60.0	19.2
Provision for income taxes	(14.7)	(4.9)
Net earnings	45.3	14.3
Net earnings attributable to noncontrolling interest	(0.5)	-
Net earnings attributable to Modine	$44.8	$14.3

Net earnings per share attributable to Modine shareholders – diluted	$0.85	$0.27

Weighted-average shares outstanding – diluted	53.0	52.4

Condensed consolidated balance sheets (unaudited)
(In millions)
	June 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$92.5	$67.1
Trade receivables	399.8	398.0
Inventories	333.5	324.9
Other current assets	68.3	56.4
Total current assets	894.1	846.4
Property, plant and equipment – net	310.3	314.5
Intangible assets – net	79.1	81.1
Goodwill	165.6	165.6
Deferred income taxes	81.2	83.7
Other noncurrent assets	77.6	74.6
Total assets	$1,607.9	$1,565.9

Liabilities and shareholders' equity
Debt due within one year	$27.7	$23.4
Accounts payable	317.5	332.8
Other current liabilities	161.5	150.9
Total current liabilities	506.7	507.1
Long-term debt	330.0	329.3
Other noncurrent liabilities	126.7	129.9
Total liabilities	963.4	966.3
Total equity	644.5	599.6
Total liabilities & equity	$1,607.9	$1,565.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Three months ended June 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$45.3	$14.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13.7	13.9
Stock-based compensation expense	1.5	1.1
Deferred income taxes	3.1	(0.9)
Other – net	1.4	0.8
Changes in operating assets and liabilities:
Trade accounts receivable	(2.7)	0.7
Inventories	(7.9)	(38.5)
Accounts payable	(9.5)	6.8
Other assets and liabilities	(3.2)	16.3
Net cash provided by operating activities	41.7	14.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(15.1)	(10.4)
Other – net	(3.3)	-
Net cash used for investing activities	(18.4)	(10.4)

Cash flows from financing activities:
Net increase in debt	4.5	14.2
Other – net	(0.8)	(2.2)
Net cash provided by financing activities	3.7	12.0

Effect of exchange rate changes on cash	(0.2)	(2.6)

Net increase in cash, cash equivalents and restricted cash	26.8	13.5

Cash, cash equivalents and restricted cash - beginning of period	67.2	45.4

Cash, cash equivalents and restricted cash - end of period	$94.0	$58.9

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended June 30,
	2023	2022
Net sales:
Climate Solutions	$271.8	$244.4
Performance Technologies	358.9	304.3
Segment total	630.7	548.7
Corporate and eliminations	(8.3)	(7.7)
Net sales	$622.4	$541.0

	Three months ended June 30,
	2023		2022
Gross profit:	$'s	% of sales	$'s	% of sales
Climate Solutions	$69.0	25.4%	$50.4	20.6%
Performance Technologies	58.6	16.3%	33.0	10.8%
Segment total	127.6	20.2%	83.4	15.2%
Corporate and eliminations	0.3	-	-	-
Gross profit	$127.9	20.6%	$83.4	15.4%

	Three months ended June 30,
	2023	2022
Operating income:
Climate Solutions	$44.3	$27.0
Performance Technologies	32.0	7.4
Segment total	76.3	34.4
Corporate and eliminations	(9.8)	(8.8)
Operating income	$66.5	$25.6

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2023	2022
Net earnings	$45.3	$14.3
Interest expense	5.9	4.1
Provision for income taxes	14.7	4.9
Depreciation and amortization expense	13.7	13.9
Other expense – net	0.6	2.3
Restructuring expenses (a)	-	1.5
Environmental charges (b)	0.2	1.2
Adjusted EBITDA	$80.4	$42.2

Net earnings per share attributable to Modine shareholders - diluted	$0.85	$0.27
Restructuring expenses (a)	-	0.03
Environmental charges (b)	-	0.02
Adjusted earnings per share	$0.85	$0.32

(a)	The fiscal 2023 restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions. There was no tax benefit associated with the restructuring expenses.
(b)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to a previously-owned U.S. manufacturing facility.

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended June 30, 2023				Three months ended June 30, 2022
	Climate Solutions	Performance Technologies	Corporate and eliminations	Total	Climate Solutions	Performance Technologies	Corporate and eliminations	Total
Operating income	$44.3	$32.0	$(9.8)	$66.5	$27.0	$7.4	$(8.8)	$25.6
Depreciation and amortization expense	5.4	8.1	0.2	13.7	5.4	8.2	0.3	13.9
Restructuring expenses (a)	-	-	-	-	-	1.5	-	1.5
Environmental charges (a)	-	-	0.2	0.2	-	-	1.2	1.2
Adjusted EBITDA	$49.7	$40.1	$(9.4)	$80.4	$32.4	$17.1	$(7.3)	$42.2

Net sales	$271.8	$358.9	$(8.3)	$622.4	$244.4	$304.3	$(7.7)	$541.0
Adjusted EBITDA margin	18.3%	11.2%		12.9%	13.3%	5.6%		7.8%

(a)	See the adjusted EBITDA reconciliation above for information on restructuring expense and other adjustments.

Net debt (unaudited)
(In millions)

	June 30, 2023	March 31, 2023
Debt due within one year	$27.7	$23.4
Long-term debt	330.0	329.3
Total debt	357.7	352.7

Less: cash and cash equivalents	92.5	67.1
Net debt	$265.2	$285.6

Free cash flow (unaudited)
(In millions)

	Three months ended June 30,
	2023	2022
Net cash provided by operating activities	$41.7	$14.5
Expenditures for property, plant and equipment	(15.1)	(10.4)
Free cash flow	$26.6	$4.1

SOURCE: Modine

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com